Exhibit 3.3
AMENDMENT OF BYLAWS
OF
ORANGE REIT, INC.
     The Corporation’s Bylaws were amended by deleting the existing Section 3 of Article II and replacing it in its entirety with the following:
Section 3. Special Meetings. Special meetings of the stockholders may be called by the chief executive officer, by a majority of the Directors or by a majority of the Independent Directors, and shall be called by an officer of the Company upon written request of stockholders holding in the aggregate not less than 10% of the outstanding shares of the Company entitled to vote at such meeting. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, the secretary shall provide all stockholders within ten days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than fifteen nor more than sixty days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to the stockholders.